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                        DWS RREEF Real Estate Fund, Inc.
                (Name of Registrants as Specified in Its Charter)

                             SUSAN L. CICIORA TRUST
                           c/o Stephen C. Miller, Esq.
                          and Joel L. Terwilliger, Esq.
                           2344 Spruce Street, Suite A
                                Boulder, CO 80302
                                  (303)442-2156
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


                            Investor Presentation to
                                Shareholders of
                           DWS RREEF Real Estate Fund

>> Liquidating SRQ does not make economic sense, either in the short or long term.

>> We believe defeating the liquidation proposal will be beneficial to shareholders.

                       Business Judgment, or Lack Thereof

o The current board of directors' business judgment has earned SRQ the distinction of:

     - The worst overall Morningstar(TM) rating [1 of 5 stars] relative to the fund's peers

     -    Anti-shareholder   measures  (poison  pills,   etc.)   implemented  by
          management without shareholder input

     - A liquidation plan that will result in a distribution of assets significantly less than their per share net asset value (NAV)

     - Rash investment decisions that have propelled the sinking ship ever faster to the bottom

               The Board of Directors' Reasons for Liquidating SRQ

o    They say that stockholders can "exit the Fund at net asset value".

     - They don't tell you that stockholders will pay for the costs of liquidation: legal fees, brokerage commission fees they incur for liquidating SRQ's assets, proxy and proxy solicitation fees, potential corporate tax penalties, and so on. Contrary to their statement, if the liquidation occurs net asset value per share will be diluted.

     - SRQ contains many illiquid or thinly traded holdings. SRQ's biggest holding is 71,600 shares of Urstadt-Biddle Preferred "C", valued at about $6mm. To call it "thinly traded" is an understatement--a total of 700 shares of UBP-PC changed hands in the last year. SRQ carries it at $83/sh. Last 12-month high was $85.15 and the low was $43.70.

     - A big holding was $5.2 mm of Sunstone Hotels (SHO-Pa) -- a REIT that recently tendered for its Senior notes at 60 cents on the dollar. Second was $3.8mm of Associated Estates (AEC-B) depositary preferred. The issue is thinly traded -- 2,475 shares change hands on an average day -- so it may be hard to find a bid for all the shares still in the portfolio.

     - The Fund's 3/31/09 schedule of investments has a new holding -- "DWS Real Estate Fund II, Inc." -- with 100 shares at an assigned value of $1,814,401. It appears that SRQ's management decided to drop the Canyon Ranch membership interests down into a new subsidiary corporation so as to cordon off the toxic effect of those interests on the Fund's tax status as a RIC. This means that the fund is stuck with the problem of finding a buyer for an unmarketable minority LLC interest that amounts to about 9% of the fund's stated net asset value.

o    They say that we will realize the value of any trading discount.

     - They don't tell you that you will pay the costs for liquidation. This erodes the final value per share you may receive before taxes, if any. See above points.

o They say that we can reinvest the proceeds in an investment of our own choosing.

     - They don't tell you that the proceeds from liquidation will be greatly diminished. Shareholders don't want to call it quits and receive pennies on the dollar. They want results.

o They say that you will realize a "substantial tax benefit if you purchased your shares prior to Fall 2008."

     - But, they said their plan was in the interests of all stockholders. Now, are they saying that only certain stockholders get tax benefits? How is nearly wiping out all of the value of SRQ a "substantial tax benefit"? This is blatantly unfair to all the stockholders.

        The Board's Response Doesn't Give Shareholders the Complete Story

o "Mr. Horejsi has a history of taking over closed-end funds, increasing management fees and changing [their] investment objectives and policies[.]"

     - True for 3 of 4 funds, and all changes have received shareholder approval (even after removing Mr. Horejsi's percentage of share ownership); one fund retained its investment adviser (Wellington Management)

     -    Mr. Horejsi puts his money where his mouth is

     -    Positive things have resulted!

          o    Lipper awards, more flexible investment guidelines, etc.

          o    In  short,   these  changes  that  SRQ's  current  board  decries
               benefited the shareholders of these closed-end funds

          o It appears SRQ's management is resistant to change, even if they are driving straight off the cliff with the shareholders' money

                 Change - from consensus or management adoption?

o Funds associated with Mr. Horejsi and his family trusts have implemented change because of shareholder approval

o SRQ's board considers its changes as "in the best interests of all shareholders" yet never offered to let the shareholders vote on their changes

o Liquidation proposal is mandated - it's the only time shareholders have had a chance to give SRQ management their feedback

                               Claims vs. Reality

o    Tax losses issue

o Anti-shareholder issues implemented by SRQ management without shareholder approval

o Arbitrary selling if liquidation proceeds; SRQ has large holdings of illiquid and thinly traded securities. This isn't an auction, it's a garage sale by the fund at the expense of the shareholders

o The costs of liquidation is a big dent in what shareholders ultimately receive

     The proposal to liquidate SRQ is not reasonable and prudent management

o The Susan L. Ciciora Trust (the "Trust") is the single largest shareholder of SRQ, owning 16.5% of the fund. As discussed in this presentation, it has the experience and knowledge to determine whether management for a closed-end fund is performing adequately on behalf of the stockholders because it is an educated and experienced stockholder on these very issues.

o    We believe shareholders should question whether or not the Board:

     -    Considered all of the alternatives available

     - Considered whether the Board and Managers have a record of good judgment

o There is no doubt - this situation with SRQ is unique and the decision to liquidate the fund has no rational economic or other basis other than to "bury their mistakes."

                    Background on the Principal Shareholder

o The Trust is the largest shareholder of SRQ (owning 16.5% of the outstanding shares), and is affiliated with three Lipper award winning closed end funds:

     -    The Denali Fund (NYSE: DNY) which won:

          o Lipper's 2008 #1 Ranking for 1 year performance for Closed End Real Estate Funds and

          o Lipper's 2008 #1 Ranking for 5 year performance for Closed End Real Estate Funds*

     -    The Boulder Growth & Income Fund, Inc. (NYSE: BIF) which won:

          o Lipper's 2008 #1 Ranking for 1 year performance for Closed End Real Estate Funds, and

          o Lipper's 2008 #1 Ranking for 5 year performance for Closed End Core Equity Funds.

     -    The Boulder Total Return Fund (NYSE BTF) which won:

          o Lipper's 2000 #1 Ranking for the 1 year performance for Closed End Growth & Income Funds

o The Trust's investment manager is Stewart R. Horejsi, the same portfolio manager for DNY, BIF, and BTF. Mr. Horejsi has an extensive background and knowledge on investment matters generally, and closed-end funds in particular.

o Mr. Horejsi is a private investor and is the portfolio manager for two registered investment advisers, Boulder Investment Advisers, LLC ("BIA") and Stewart West Indies Trading Company, Ltd., doing business as Stewart Investment Advisers ("SIA"). BIA and SIA are co-investment advisers to BIF, DNY, and BTF.

o Because the Trust is a large shareholder of SRQ, it has a direct stake in the best possible outcome for all of SRQ's shareholders.

o The current board of directors for SRQ has little, if any, economic stake in the outcome of SRQ - the rationale underlying their decisions regarding SRQ should be viewed with skepticism.

o Other shareholders of SRQ have contacted the Trust's representatives and voiced their SUPPORT of the Trust's proposals and are angry that SRQ's board is not taking their economic interests at heart.

o The board for SRQ wants to "rid itself" of a badly performing fund, and its proposal to liquidate SRQ creates even more harm to the stockholders

* The Trust took over management of DNY in October 2007.

              In light of their poor track record, can shareholders
               afford to follow their recommendation to liquidate?

- The investment managers have done a poor job of managing the fund, losing 82% of the fund's value for the calendar year 2008 and losing 91.5% of the fund's sister-fund, SRO

- SRQ's performance is so dismal it has been forced to partially redeem its leverage to maintain compliance with SEC rules on debt-equity ratios

- The board for SRQ consistently reviewed and approved an investment advisory contract for SRQ even while the fund was a perennial loser among other similarly situated closed-end funds

- SRQ may have incurred a corporate tax penalty for tax-year 2008, a major oversight that almost never occurs for any other type of registered investment company, open or closed-end

                       Performance that speaks for itself

o Losses have been cataclysmic, surpassing all other similarly situated funds and "earning" Morningstar's(TM) "worst of" rating, 1 of 5 stars for its overall, 3-, and 5-year performance.

o SRQ's board attempted to "explain away" these losses by pointing to "unprecedented and intense volatility" of the market while ignoring the fact that other similar funds during this time frame have fared much better (including DNY).

o Liquidation means irreparable economic harm to shareholders as it would cause SRQ to lose the biggest thing of value it has left, its tax-loss carry forwards. This asset (estimated at $178 million) could be used to accumulate future capital gains inside SRQ without any taxable impact on shareholders.

o The fact that SRQ may have failed to maintain its favorable tax status under Subchapter M of the Tax Code, along with the board's decision to "throw away" SRQ's substantial tax loss carry forwards, means that they lack a fundamental understanding of how to manage a closed-end fund for the longer term.

                           What SRQ's Board Proposes

o    Liquidating the fund

     -    Throwing away substantial and valuable tax loss carry-forwards

     - Undergoing a "fire sale" of assets that are already pressure from the cumulative effect of poor management decisions

     - Incurring substantial liquidation and wind-up costs, i.e., proxy solicitations, filing fees, brokerage commissions on asset sales, legal fees, possible (and punitive) corporate tax rates imposed on shareholders, etc. The net effect - reduction in the potential proceeds from the liquidation of SRQ

     - Ignoring potential investment opportunities which would be "enhanced" by SRQ's tax loss carry forwards

               Does the SRQ board have a stake in their decisions?

>> As of March 27, 2009, the Fund's directors and officers together owned less than 1% of the outstanding capital stock of SRQ.*

>> If the board of SRQ has little or no personal economic stake in SRQ, its decision-making process must be flawed.



            DIRECTOR                              SHARES OWNED
            =============================== ==========================
            John Ballantine                            0
            Henry Becton                              900
            Dawn-Marie Driscoll                       200
            Keith Fox                                  0
            Paul Freeman                               0
            Kenneth Froewiss                          500
            Richard Herring                           900
            William McClayton                          0
            Rebecca Rimel                              0
            Alex Schwarzer                             0
            William Searcy                             0
            Jean Stromberg                             0
            Robert Wadsworth                           0


* According to SRQ's proxy materials filed with the SEC on April 6, 2009.

               Does the SRQ board have a stake in their decisions?

o The Trust has a substantial (16.5%) economic stake in SRQ and views the liquidation proposal as a DISASTER for all shareholders

                   The Trust's Previous Proposals Were Ignored

o    In letters to the Board, the Trust proposed to SRQ's board of directors:

     - To terminate the investment management agreement between SRQ and Deutsche Asset Management, Inc. ("DAM")

     - To terminate the investment advisory agreement between DAM and RREEF America, L.L.C..

     - To nominate for election directors who have specific experience dealing with closed-end funds and "re-creating" stockholder value.

     - To adopt certain corporate governance standards that are viewed in the industry as generally "stockholder friendly". Examples include:

          o    Repealing SRQ's opt-in to the Maryland Unsolicited  Takeovers Act
               which  should   result  in   maximizing   board  and   management
               accountability to stockholders

          o    Reducing the large and unwieldy  number of board  members from 12 to 5

          o    Other industry-approved corporate governance proposals

o    SRQ ignored these proposals:

     - Instead, on April 9, 2009, SRQ issued a press release disclosing that the board had "opted into" a MD statute which purportedly limits the voting rights of certain stockholders, adopted a "poison pill" which is designed to reduce certain stockholder voting rights, and adopted by-law provisions which, among other things, requires an 80% vote of the independent Board members to approve an advisory agreement for any investment adviser affiliated with any "5% stockholder".

     - The measures are clearly in response to the Trust's attempts to effectuate positive changes for all of SRQ's stockholders.

     - If the board of SRQ, as stated in their press release, "approved certain measures to enhance its ability to protect the interests of stockholders pending stockholder consideration of proposed plans of liquidation" then why are they are making it even more difficult for the stockholders to effect positive change?

     - Where was the Board when the Fund was losing very nearly all of its stockholder value and "earning" Morningstar's(TM) rating of 1 of 5 stars for its overall, 3- and 5-year performance history - as compared with other similarly situated specialty real estate closed-end funds?

     - Why is the Board spending stockholder's money on legal fees and other costs on these restrictive measures when their time could be better spent addressing the abysmal performance of the Fund and more efficient ways of fixing the problem?

            SRQ's board decision-making process presents a conundrum

o Why are the managers for SRQ fighting so hard, and willing to spend SRQ stockholders' money, to keep control of SRQ only to obliterate it?

o    Bury the dead, and move on?...

o Who mourns the loss? SRQ's stockholders who lose nearly everything based on the bad decisions of SRQ's board - the SAME board that now wants to liquidate SRQ!

o The current board's decisions have led to catastrophe; why should their opinion on liquidation matter now?

           What stockholders need to know about SRQ's board decisions

o Liquidating SRQ means substantial hidden assets - the realized and unrealized tax losses - are lost, instead of being put to good use in offsetting future gains if SRQ stays in operation.

o The liquidation plan calls for potential corporate tax payments on liquidation proceeds, meaning that stockholders may not receive full payment for the liquidated value of their shares because SRQ's management may have failed to qualify SRQ as a regulated investment company. This is the result of yet another costly (but entirely foreseeable and avoidable) mistake by management which significantly and adversely impacts stockholder value.

o    The  frictional  costs  associated  with  liquidating,   winding  down  and
     dissolving SRQ are apt to be high and will be borne directly by stockholders.

o Liquidation would require redeeming all of SRQ's leverage. Leverage is an important asset of SRQ, especially today with auction market rates at historic lows and the market close to the bottom - potentially a perfect opportunity for leveraged investing.

o Liquidation necessarily forces arbitrary selling at a very low point in the market. Buying the good deals in this low market seems much more appropriate. Good buys benefit long-term stockholders for many years because there are no taxable consequences on gains inside SRQ.

o By what we believe is their inept oversight of the Fund, the incumbent Board members have made it abundantly clear that their interests are not aligned with stockholders'. Thus, any recommendation by this Board should be scrutinized. Not one member of the Board has a significant stake in the Fund, so no Board member took the financial hit that many stockholders took.

      Other industry insiders think SRQ's board are "burying its mistakes"

o In a well-research commentary on seekingalpha.com published April 21, 2009, a researcher noted that "Investment managers at Deutsche Bank's DWS mutual fund complex are trying desperately to bury their mistakes."

          - Article can be located at http://seekingalpha.com/article/131943-the-curious-case-of-dws-investments; it is attached to this presentation

o The commentary also noted that, "At DWS, however, a single consolidated board of directors is responsible for overseeing all of the closed-end and open-end funds in the DWS complex, so each Director of SRO and SRQ sits simultaneously on the Board of 131 or so other funds. A three hour board meeting, not counting coffee breaks, would allow about 81 seconds for discussing the affairs of any particular fund. And considering that each "independent" director collected upwards of $189,000 a year for their services to the DWS fund complex, it could be that the watchdogs didn't bark because they were too busy chewing."

o    81 seconds. 81 seconds.

         We recommend shareholders vote AGAINST liquidation of the Fund

o Liquidating SRQ is the final bad decision by SRQ's management in a long line of decisions.

o Liquidation is a drastic and "irretrievable act" - once it's done, the stockholders have no recourse to recoup their lost investments

o Fortunately, stockholders have the final say-so and can vote AGAINST this proposal

Only your last vote counts! Even if you have already voted "for" their plan of liquidation, you can still change your vote to "AGAINST" by voting again using the proxy you received earlier, or:

            To vote by telephone, call toll-free 1-800-454-8683
            To vote by internet, go to www.proxyvote.com

Whether you vote by telephone or internet, use your 12 digit Control Number as shown on the right side of your proxy card. If you cannot locate your proxy card, call 1-800-662-5200.

The Susan L. Ciciora Trust (the "Trust") has filed a proxy statement in connection with the 2009 special meeting of DWS RREEF Real Estate Fund stockholders. Stockholders are strongly advised to read the Trust's proxy statement and the accompanying GREEN proxy card, as they contain important information, including information relating to the participants in such proxy solicitation. Stockholders can obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Trust with the Securities and Exchange Commission (SEC) for free at the internet website maintained by the SEC at www.sec.gov. Certain statements contained in this presentation are based on publicly available information, including information filed by SRQ with the SEC and other third-party sources. The Trust makes no claims or representations as to the veracity of information provided by third-party sources, including SRQ, and stockholders are advised to conduct their own due diligence with respect to their holdings in SRQ, SEC filings, and other publicly available information. Forward looking statements: Information contained in this presentation may contain forward-looking statements that are based on expectations, estimates, projections and assumptions. Words such as "expects," "anticipates," "plans," "believes," "scheduled," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. This presentation contains information regarding the past performance of certain funds or securities; past performance is no guarantee of future results.